EXHIBIT 4.6

LENCO MOBILE INC.

SECURITIES PURCHASE AND AMENDMENT AGREEMENT

This Securities Purchase and Amendment Agreement (this "Agreement") is made as of November 30, 2009 by and between (i) Lenco Mobile Inc., a Delaware corporation (the "Company") and AdMax Media Inc., a Nevada corporation wholly owned by the Company ("AdMax") and (ii) Agile Opportunity Fund, LLC, a Delaware limited liability company (the "Investor").

WHEREAS, the Investor and Superfly Advertising, Inc., a Delaware corporation, ("Superfly") entered into a certain Securities Purchase Agreement dated as January 16, 2009 pursuant to which, among other things, the Investor purchased from Superfly an Original Issue Discount Secured Promissory Note in the face amount of $718,500.00 (the "Superfly Note");

WHEREAS, a subsidiary of the Company purchased certain assets of Superfly pursuant to a certain Asset Purchase Agreement dated as of February 28, 2009 (the "Superfly Purchase Agreement");

WHEREAS, in connection with the sale of assets under the Superfly Purchase Agreement, the Company, Superfly and the Investor restructured the indebtedness of Superfly to the Investor pursuant to a Securities Purchase and Restructuring Agreement dated as of July 23, 2009 (the "Original Securities Purchase Agreement");

WHEREAS, pursuant to the Original Securities Purchase Agreement, the Company, among other things, issued to the Investor, (i) a Secured Convertible Promissory Note in the principal amount of $718,500.00 in exchange for the Superfly Note (the "July 2009 Note"), (ii) 25,000 shares of the common stock, par value $.001 (the "Common Stock"), of the Company (the "July 2009 Incentive Shares"), and (iii) warrants to purchase up to 600,000 shares of Company Common Stock (the "July 2009 Warrant");

WHEREAS, in connection with the Original Securities Purchase Agreement, and as security for repayment of the July 2009 Note, Company executed a Stock Pledge Agreement in favor of the Investor (the "Pledge Agreement") and AdMax executed a Security Agreement in favor of the Investor (the "Security Agreement"); and

WHEREAS; the Original Securities Purchase Agreement, the Pledge Agreement, the Security Agreement, and the July 2009 Note are collectively referred to herein as the "Existing Transaction Documents" and together with this Agreement and all documents or instruments executed in connection herewith, the "Loan Documents"); and

WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, an additional Original Issue Discount Convertible Secured Promissory Note and make certain amendments to the Existing Transaction Documents as set forth herein.

In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.   PURCHASE AND SALE OF SECURITIES.

1.1   Sale and Issuance of Note, and Warrants; Amendment of Existing Transaction Documents.

(a)   Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties set forth or referred to herein, the Company hereby agrees to sell and issue to the Investor, and the Investor hereby agrees to purchase from the Company, at the Closing (as hereinafter defined), an Original Issue Discount Secured Promissory Note in the face amount of $460,000.00 for a purchase price of $400,000.00 (the "Purchase Price"), such Secured Promissory Note to be in the form attached hereto as Exhibit A (the "New Note" and together with the July 2009 Note, each a "Note" and collectively, the "Notes") with a maturity date of November 29, 2010 (the "Maturity Date").  The New Note, including accrued but unpaid interest thereon, will be convertible into shares of Common Stock at an initial conversion price of $3.25 per share, subject to adjustment as provided therein, at the option of the holder(s) of the New Note (the "New Note Shares").

(b)   In connection with the purchase and sale of the Note hereunder and in addition thereto, the Company shall issue to the Investor, as an additional incentive for the purchase of the Note at Closing 20,000 shares of Company Common Stock (the "New Incentive Shares").

(c)   In connection with the purchase and sale of the Note hereunder and in addition thereto, the Company further agrees to issue to the Investor as an additional incentive for the purchase of the Note at Closing, (i) warrants to purchase 75,000 shares of Common Stock, at the initial exercise price of $3.25 per share and in the form attached as Exhibit B-1 hereto (the "Series A Warrants") and (ii) warrants to purchase 75,000 shares of Common Stock at an initial exercise price of $3.40 per share and in the form attached as Exhibit B-2 hereto (the "Series B Warrants") (the Series A Warrants and Series B Warrants being collectively referred to as the "New Warrants" and together with the July 2009 Warrant, each a "Warrant" and collectively, the "Warrants")), with the initial exercise prices subject to adjustment as provided therein.  The New Note, the New Note Shares, the New Incentive Shares and the New Warrants are collectively referred to herein as (the "New Securities").

(d)   The July 2009 Note is hereby amended by amending and extending the Maturity Date set forth therein until July 16, 2010 (the "Extended Maturity Date"); provided, that the Company shall pay $43,500.00 in Original Issue Discount under the July 2009 Note on the Extended Maturity Date.  The July 2009 Note is hereby further amended by deleting the existing Section 13 in its entirety and replacing said Section 13 with the following:

"13.           Governing Law; Waiver of Jury Trial.  This Note and the provisions hereof are to be construed according to and are governed by the laws of the State of New York, without regard to principles of conflicts of laws thereof.  The Company agrees that the New York State Supreme Court located in the County of Nassau, State of New York shall have exclusive jurisdiction in connection with any dispute concerning or arising out of this Note or otherwise relating to the parties relationship.  In any action, lawsuit or proceeding brought to enforce or interpret the provisions of this Note and/or arising out of or relating to any dispute between the parties, the Holder shall be entitled to recover all of its costs and expenses relating collection and enforcement of this Note (including without limitation, reasonable attorney’s fees and disbursements) in addition to any other relief to which the Holder may be entitled.

THE COMPANY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATING TO THIS NOTE."

(e)   The Security Agreement and the Pledge Agreement are hereby amended by amending the definition of the term "Obligations" to read in its entirety as follows:  "Obligations" shall mean all obligations of the Company to the Secured Party under the July 2009 Note, the New Note and the other Loan Documents executed in connection therewith, whether now existing or hereafter arising and whether for principal, interest, costs, fees or otherwise."  The Security Agreement is further amended by amending Section 21 thereof (Termination) to include and extend to the New Note.  Consequently, and upon the taking of all actions to be taken at the Closing pursuant to Section 1.2 hereof, repayment of each of the July 2009 Note and of the New Note and the performance by the Company of all its obligations thereunder shall be secured by a first priority lien and security interest in the collateral under the Security Agreement and the Pledged Shares under the Pledge Agreement.

(f)   The Existing Transaction Documents are hereby further amended: (i) to include the obligations of the Company under this Agreement as obligations of the Company for all purposes under the Existing Transaction Documents and (ii) as further necessary to conform them to any potentially conflicting provisions contained in this Agreement, the provisions of this Agreement prevailing in any such conflict.  Except as specifically amended hereby, all of the terms and provisions of the Existing Transaction Documents are and shall remain and continue in full force and effect.

1.2   Closing.  The closing of the purchase, sale and issuance of the Securities shall take place at the offices of Westerman Ball Ederer Miller & Sharfstein, LLP ("WBEMS"), 1201 RXR Plaza, Uniondale, New York 11556, simultaneous with the execution hereof (the "Closing").  At the Closing, (i) the Company shall deliver to the Investor the duly executed New Note, the duly executed New Warrants and duly executed stock certificates representing the New Incentive Shares against delivery by the Investor to the Company of the Purchase Price by wire transfer of the amount thereof to the Company’s account or by such other method agreed to between the Investor and the Company.

1.3   Fees and Expenses.  At the Closing, the Company shall pay all fees due to third party agents and expenses incurred by the Investor in connection with the transaction hereunder, including, without limitation (a) $20,000.00 to Agile Investments, LLC for due diligence costs, structuring and monitoring fees; and (b) the legal fees of WBEMS estimated at $7,500.00 (plus disbursements, if any).

1.4   Defined Terms Used in this Agreement.  In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth below.

"Approvals" means, collectively, all actions, approvals, consents, waivers, exemptions, Orders, authorizations, registrations, declarations, filings and recordings.

"Business or Condition" of the Company means the business, operations, assets, properties, earnings, prospects or condition (financial or other) of the Company.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Governmental Body" means any federal, state, municipal, local or other governmental department, commission, board, bureau, agency, instrumentality, political subdivision or taxing authority, of any country.

"Intellectual Property" any patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know-how of a Person.

"Material Adverse Change; Material Adverse Effect; Materially Adverse" in, on or with respect to, the Company, shall mean a material adverse change in the Company's Business or Condition, a material adverse effect on the Company's Business or Condition or an event which is materially adverse to the Company's Business or Condition.

"Order" means any order, writ, injunction, decree, judgment, award, determination, direction or demand by a Governmental Body, arbitrator or court.

"Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust or estate, organization, business, government or agency or political subdivision thereof, or any other entity.

"Public Offering" means any offering by the Company of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.

"Sale of the Company" means either (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company or (ii) a transaction or series of transactions (including, without limitation, by way of merger, consolidation, or sale of equity) the result of which is that the holders of the Company's outstanding voting securities immediately prior to such transactions are after giving effect to such transactions no longer, in the aggregate, the "beneficial owners" (as such term is defined in Rule 13d-3 and Rule 13D-5 promulgated under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting securities of the Company.

"Securities Act" means the Securities Act of 1933, as amended.

1.5   Beneficial Ownership Limitations.

(a)   Notwithstanding anything to the contrary contained herein, at no time shall the Investor together with any "affiliates" of the Investor (as defined in the Exchange Act) "beneficially own" in excess of 9.9% of the then issued and outstanding shares.  Accordingly, the Investor (and its affiliates) will not exercise any portion of the Warrants issued to it in violation of the foregoing.

(b)   To the extent that the limitation contained in this Section 1.5 applies, the determination of whether a Warrant is exercisable (in relation to other securities owned by the Investor) and which Warrant and which portion of the Warrant is exercisable shall be in the sole discretion of the Investor.  To ensure compliance with this restriction, the Investor will be deemed to represent to the Company each time it delivers a Notice of Exercise under a Warrant that such Notice of Exercise does not violate the restrictions set forth in this Section 1.5 and the Company shall have no obligation to verify or confirm the accuracy of such determination.  For purposes of this Section 1.5, in determining the number of outstanding shares of Common Stock, the Investor may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-Q or Form 10-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company's Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of an Investor, the Company shall within two business days confirm orally and in writing to an Investor the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Investor or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Except as set forth on Schedule 2 to this Amendment, the Company hereby represents and warrants to the Investor that the representations and warranties made by the Company to Agile in the Existing Transaction Documents are true and correct as of the date hereof as if made on and as of the date hereof and with respect to this Amendment and the New Securities, except that representations with respect to the capitalization of the Company are subject to the issuance of securities pursuant to the Existing Transaction Documents, this Agreement and the New Note.

3.   REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor hereby represents and warrants to the Company that the representations and warranties made by the Investor to the Company in the Original Securities Purchase Agreement are true and correct as of the date hereof as if made on and as of the date hereof and with respect to this Agreement and the New Securities.

4.   MISCELLANEOUS.

4.1   Put Right for Series B Warrant.  Commencing on the earlier to occur of (a) the Maturity Date or (b) the payment in full of the face amount of the Note, and continuing for a period of six (6) months therefrom (the last day of such six (6) month period being referred to herein as the "Option Expiration Date"), the Investor shall have the right, at its sole option and demand, immediately upon ten days prior written notice to the Company, to sell the Series B Warrant or any portion thereof back to the Company for a total consideration equal to all or a pro-rata portion of sixty thousand dollars ($60,000) if the Investor were to "put" to the Company the entire Series B Warrant (the "Put Right").

4.2   Registration Rights.  Each time the Company proposes to register any of its securities under the Securities Act whether for its own account or for the account of holders of its securities or both (except with respect to registration statements on Forms S-4, S-8 or any successor or similar form or "Rule 145" transactions), it shall include in the registration initiated by the Company all of the shares of Common Stock issued or issuable to the Investor hereunder or under the other Loan Documents, (collectively, "Registrable Stock").  If any particular registration to be effected pursuant to this Section 4.2 shall be, in whole or in part, an underwritten public offering of Common Stock for the account of the Company, the number of shares of Registrable Stock to be included in such an underwriting on behalf of the Investor may be reduced if, and to the extent that, the managing underwriter shall be of the opinion (a written copy of which shall be delivered to the Investor) that the inclusion of all of the shares of Registrable Stock requested to be included in such underwriting by the Investor would materially and adversely affect the marketing of the Common Stock to be sold by the Company under such registration statement.  The Company shall comply with all legal requirements to maintain "evergreen" any registration statement that includes any Registrable Stock for so long as any Warrants are outstanding or any Registrable Stock is outstanding that has not yet been sold thereunder.

4.3   Use of Proceeds.  The parties agree that the net proceeds from the sale of the New Note shall be used to pay the Original Issue Discount of $93,750.00 payable under the Existing Transaction Documents and the remainder shall be used for working capital purposes.

4.4   Successors and Assigns.  This Agreement may not be assigned by the Company without the prior written consent of Investor.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.5   Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.  Each of the parties hereto submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in state courts located within Nassau County in the State of New York.

4.6   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

4.7   Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.8   Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by fax (upon customary confirmation of receipt), or 48 hours after being deposited in the U.S. mail, as certified mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page hereto, or as subsequently modified by written notice, and if to the Investor, with a copy to Westerman Ball Ederer Miller and Sharfstein, LLP, 1201 RXR Plaza, Uniondale, New York 11556, Attn: Alan C. Ederer, Esq.

4.9   Entire Agreement.  This Agreement and all references herein constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.  This Agreement may be modified or amended only with the written consent of all of the parties hereto.

4.10   Reimbursement of Expenses.  In any action or proceeding relating to this Agreement, the prevailing party shall be entitled to reimbursement from the non-prevailing party for any reasonable legal fees and disbursements incurred by the prevailing party in connection with such action or proceeding in enforcement of or protection of any of its rights under this Agreement, the Note or any other Loan Document

4.11   Facsimile Signature.  In the event that any signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

IN WITNESS WHEREOF, the parties have duly executed this Securities Purchase Agreement as of the date first written above.

LENCO MOBILE INC. By: /s/ Michael Levinsohn Name: Michael Levinsohn Title: Chief Executive Officer Address: 345 Chapala St. Santa Barbara, CA 93101
ADMAX MEDIA INC. By: /s/ Thomas Banks Name: Thomas Banks Title: Chief Financial Officer Address: 345 Chapala St. Santa Barbara, CA 93101

AGILE OPPORTUNITY FUND, LLC

By:  AGILE INVESTMENTS, LLC, Managing Member

By:      /s/ David I. Propis
    Name:  David I. Propis
    Title:  Managing Member

Address:
1175 Walt Whitman Road, Suite 100A
Melville, NY 11747